Filed pursuant to Rule 433

Registration No. 333-262954-02

Free Writing Prospectus
Dated November 17, 2022

$720MM ($704MM offered) CNH Equipment Trust 2022-C

Joint Lead Underwriters: Wells Fargo Securities (str), Barclays, BMO Capital Markets and Societe Generale

Co-Managers: Academy Securities and NatWest Markets

Class	Expected Size ($MM)	WAL*	Moody’s/S&P	BNCH	SPD	YLD%	CPN%	$PRICE
A-1	163.000	0.37	P-1/A-1+	ICUR		4.817	4.817	100.0000
A-2	285.000	1.29	Aaa/AAA	ICUR	+87	5.482	5.420	99.99968
A-3	215.000	2.97	Aaa/AAA	ICUR	+98	5.212	5.150	99.98297
A-4	41.070	3.98	Aaa/AAA	ICUR	+123	5.311	5.250	99.98882
B	16.210		*Retained*

* WAL to 10% Clean-Up Call

Transaction Summary:
* Size: $720MM ($704MM offered) (no grow)
* Format: Public / SEC Registered
* Ratings: S&P / Moody's
* Ticker: CNH 2022-C
* Settle: 11/23/2022

* ERISA Eligible: Yes

* EU RR: No

* B&D: Wells Fargo

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